Exhibit 99.2

FOR IMMEDIATE RELEASE	November 30, 2011
Contact: Susan M. Jordan
732-577-9997

Monmouth Real Estate Investment Corporation Added to the MSCI US REIT Index

Freehold, New Jersey – November 30, 2011 – Monmouth Real Estate Investment Corporation (NYSE: MNR) (the “Company”) today announced that it has been added to the MSCI US REIT Index, a world-renowned index which includes the leading real estate investment trusts in the country.

“Our inclusion in the MSCI US REIT Index validates the success of our long-term business strategy as a real estate company,” said Eugene W. Landy, President and Chairman of the Board. “The MSCI US REIT Index is one of the most commonly used benchmarks for the overall U.S. public REIT market. We are honored to be recognized and included in this important index.”

Monmouth Real Estate Investment Corporation, which was organized in 1968, is a publicly owned real estate investment trust specializing in net-leased industrial properties subject to long-term leases primarily to investment grade tenants.  The Company’s property portfolio consists of sixty-seven industrial properties and one shopping center located in twenty-five states.  In addition, the Company owns a portfolio of REIT securities.